                                                                    EXHIBIT 99.1




                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                         COMBINED FINANCIAL STATEMENTS
                           AS OF MAY 31, 1997 AND 1996
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of BHP Petroleum Americas Refining Inc.
and BHP Petroleum South Pacific Inc.:

We have audited the accompanying combined balance sheets of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. (the Company) as of May 31, 1997 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. as of May 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended May 31, 1997, in conformity with generally accepted accounting principles.


                                             /s/ ARTHUR ANDERSEN LLP

Honolulu, Hawaii
March 31, 1998

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.
                             COMBINED BALANCE SHEETS
                                (Amounts in 000s)


                                  ASSETS                                      As of May 31,
                                                                    -------------------------------
                                                                        1997               1996
                                                                    ------------       ------------
CURRENT ASSETS
           Cash                                                     $      1,420       $      1,043
           Accounts receivable, net                                       47,675             43,913
           Due from affiliates - trade                                     9,906             10,742
           Due from affiliates - other                                    22,115             22,369
           Inventories                                                    83,864             52,354
           Other current assets                                            4,802              5,712
                                                                    ------------       ------------
                       Total current assets                              169,782            136,133
                                                                    ------------       ------------

PROPERTY, PLANT AND EQUIPMENT, net of
           accumulated depreciation and amortization (Note 5)            303,442            378,235
                                                                    ------------       ------------

NON-CURRENT ASSETS
           Goodwill, net of accumulated amortization (Note 5)                 --             32,931
           Other                                                           4,220              7,653
                                                                    ------------       ------------
                       Total non-current assets                            4,220             40,584
                                                                    ------------       ------------

                       Total Assets                                 $    477,444       $    554,952
                                                                    ============       ============


              The accompanying notes are an integral part of these
                         combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.
                             COMBINED BALANCE SHEETS
                                (Amounts in 000s)


                    LIABILITIES AND STOCKHOLDERS' EQUITY                   As of May 31,
                                                                  -------------------------------
                                                                      1997               1996
                                                                  ------------       ------------
CURRENT LIABILITIES:
          Cash overdraft                                          $      6,840       $      6,668
          Accounts payable                                              12,287              7,557
          Due to affiliates - trade                                     29,933              4,587
          Capital lease obligations, current portion                     1,055                685
          Accrued liabilities                                           20,782             13,213
                                                                  ------------       ------------
                 Total current liabilities                              70,897             32,710
                                                                  ------------       ------------

NOTES PAYABLE TO AFFILIATE - noncurrent                                145,000            145,000
CAPITAL LEASE OBLIGATIONS, net of current portion                        9,361              5,917
DEFERRED INCOME TAXES                                                   30,659             66,014
OTHER LIABILITIES                                                       28,540             31,746

COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS' EQUITY
          Common stock, no par value, 1,000,500 shares
                 authorized, issued and outstanding                      8,208              8,208
          Additional paid-in capital                                    52,362             52,362
          Retained earnings:
                 BHP Petroleum Americas Refining Inc.                  122,378            204,205
                 BHP Petroleum South Pacific Inc.                       10,039              8,790
                                                                  ------------       ------------
                 Total stockholders' equity                            192,987            273,565
                                                                  ------------       ------------

                 Total Liabilities and Stockholders' Equity       $    477,444       $    554,952
                                                                  ============       ============


              The accompanying notes are an integral part of these
                         combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.
                        COMBINED STATEMENTS OF OPERATIONS
                                (Amounts in 000s)

                                                                                Years Ended May 31,
                                                                 ----------------------------------------------------
                                                                     1997                1996                1995
                                                                 ------------        ------------        ------------
REVENUES
         Sales and other revenue - trade                         $    886,380        $    741,631        $    752,044
         Sales and other revenue - affiliates                         111,258              72,992              79,908
         Other income                                                     211                 905                 750
                                                                 ------------        ------------        ------------
                Total Revenue                                         997,849             815,528             832,702
                                                                 ------------        ------------        ------------

OPERATING COSTS AND EXPENSES
         Cost of sales                                                881,991             711,131             720,597
         Operating and selling                                         43,363              43,661              42,148
         Depreciation and amortization                                 30,596              29,507              27,745
         Refinery assets write-down to fair value (Note 5)             88,813                  --                  --
         Goodwill write-off (Notes 2 and 5)                            30,351                  --                  --
                                                                 ------------        ------------        ------------
                Total Operating Costs and Expenses                  1,075,114             784,299             790,490
                                                                 ------------        ------------        ------------

OPERATING INCOME (LOSS)                                               (77,265)             31,229              42,212
         General and administrative                                   (24,731)            (21,238)            (22,319)
         Interest                                                      (9,976)             (9,887)            (11,274)
         Capitalized interest                                           1,269                 765                 857
                                                                 ------------        ------------        ------------

INCOME (LOSS) BEFORE INCOME TAXES                                    (110,703)                869               9,476
Income tax benefit (provision)                                         30,125              (1,474)             (4,673)
                                                                 ------------        ------------        ------------

NET INCOME (LOSS)                                                $    (80,578)       $       (605)       $      4,803
                                                                 ============        ============        ============





              The accompanying notes are an integral part of these
                         combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.
                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                               ($ Amounts in 000s)

                                                      Common Stock              Additional                             Total
                                              ------------------------------      Paid-in          Retained        Stockholders'
                                                  Shares         Amount           Capital          Earnings            Equity
                                              --------------- --------------  ----------------  ----------------  -----------------
Balance May 31,1994
        BHP Petroleum Americas Refining Inc.             500        $ 8,008          $ 42,000         $ 200,219          $ 250,227
        BHP Petroleum South Pacific Inc.           1,000,000            200            10,362             8,578             19,140
                                                   ---------        -------          --------         ---------          ---------
                    Total                          1,000,500          8,208            52,362           208,797            269,367
        Net income                                         -              -                 -             4,803              4,803
                                                   ---------        -------          --------         ---------          ---------

Balance May 31,1995                                1,000,500          8,208            52,362           213,600            274,170
        Net loss                                           -              -                 -              (605)              (605)
                                                   ---------        -------          --------         ---------          ---------

Balance May 31,1996                                1,000,500          8,208            52,362           212,995            273,565
        Net loss                                           -              -                 -           (80,578)           (80,578)
                                                   ---------        -------          --------         ---------          ---------

Balance, May 31, 1997                              1,000,500        $ 8,208          $ 52,362         $ 132,417          $ 192,987
                                                   =========        =======          ========         =========          =========


              The accompanying notes are an integral part of these
                         combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.
                        COMBINED STATEMENTS OF CASH FLOWS
                                (Amounts in 000s)

                                                                            Years Ended May 31,
                                                             -------------------------------------------------
                                                                1997               1996               1995
                                                             -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                            $   (80,578)       $      (605)       $     4,803
Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
      Refinery assets write-down to fair value                    88,813                 --                 --
      Goodwill write-off                                          30,351                 --                 --
      Depreciation and amortization                               30,596             29,507             27,745
      Deferred income taxes                                      (35,355)               285             (6,067)
      Changes in:
            Accounts receivable, net                              (3,762)             7,767            (44,397)
            Due from affiliates, trade and other                   1,090               (786)            29,368
            Inventories                                          (31,510)            18,916             (6,803)
            Other assets                                           4,343             (8,903)             2,569
            Accounts payable and accrued liabilities              12,471             (4,343)            13,644
            Due to affiliates, trade                              25,346            (15,106)            (1,274)
            Other liabilities                                     (3,206)             4,008              4,499
                                                             -----------        -----------        -----------
      Net cash provided by operating activities                   38,599             30,740             24,087

CASH FLOWS FROM INVESTING ACTIVITIES --
      Additions to property plant and equipment                  (37,467)           (29,568)           (23,461)
CASH FLOWS FROM FINANCING ACTIVITIES --
      Repayment of principal on capital leases                      (755)              (654)              (527)
                                                             -----------        -----------        -----------

Net increase in cash                                                 377                518                 99
Cash, beginning of period                                          1,043                525                426
                                                             -----------        -----------        -----------
Cash, end of period                                          $     1,420        $     1,043        $       525
                                                             ===========        ===========        ===========

Supplemental disclosures:
      Acquisition of equipment under capital lease           $     4,569        $     1,900        $        --
      Fixed assets from parent company, at book value        $        --        $     7,540        $        --

              The accompanying notes are an integral part of these
                         combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                (Dollars in 000s)


1.  ORGANIZATION

BHP Petroleum Americas Refining Inc. (BHPPAR), a Hawaii corporation, and BHP Petroleum South Pacific Inc. (BHPPSP), a California corporation, collectively referred to as "the Company," are affiliated companies and wholly-owned indirect subsidiaries of The Broken Hill Proprietary Company Limited (BHP), an Australian company. All capital and financing requirements of the Company are provided for by BHP, except for capital and operating leases.

BHPPAR operates an oil refinery, product storage and distribution facilities, and retail gasoline stations in the state of Hawaii. Crude oil is purchased through other BHP affiliates and shipped to Hawaii by tanker. Refined product exports usually are sold through other BHP affiliates. BHPPSP is a petroleum products marketer in American Samoa, and operates the government-owned product storage and distribution facilities. BHPPSP purchases most of its refined products from BHPPAR.

The Companies were part of a consolidated group, Pacific Resources, Inc. and Subsidiaries (PRI), purchased by BHP in March 1989. The purchase price was allocated to assets and liabilities based on fair values at the acquisition date. The purchase price in excess of fair values was reported as goodwill until May 1997 when the refinery assets were written down to estimated fair value and the unamortized goodwill was written off (see Note 5).

There have been changes in the former PRI group since 1989: certain subsidiaries were liquidated, others were merged or became subsidiaries of other BHP affiliates. In 1995 two affiliates, BHP Petroleum Americas Terminals Inc. (Terminals), and BHP Petroleum Americas Gas Express Inc. (Gas Express), were merged into BHPPAR. In connection with this reorganization, all employees of Terminals, Gas Express and parent company, BHP Hawaii Inc., became employees of BHPPAR. The 1995 financial statements reflect the results of operations of these combined entities, consistent with the presentation in 1996 and 1997.


2.  SIGNIFICANT ACCOUNTING POLICIES

Combined Financial Statements - The combined financial statements include the accounts of BHPPAR and BHPPSP. These companies are combined to present the financial position and results of operations of BHP's downstream petroleum refining and marketing business. The combined financial statements have been prepared using the historical costs and results of operations of the affiliated entities. There were no significant differences in accounting methods or their application among the combining entities. All significant intercompany balances and transactions between the combined entities are eliminated.

Use of Estimates and Presentation - Preparation of the combined financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions which affect the amounts of assets and liabilities, and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Financial Instruments - The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and certain other current liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term notes payable and other obligations approximate the Company's estimate of fair values of such items.

Hedging Activities - The Company periodically enters into hedging arrangements through BHP affiliates to manage petroleum price risks and not for speculative purposes. Gains and losses from hedging are recognized in income when the hedged transaction occurs. Historically, gains and losses from hedging transactions have not been material.

Inventories - Crude oil and refined products are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Other inventories held for sale, materials and supplies are stated at the lower of average cost, not in excess of market.

Property, Plant and Equipment - Property, plant and equipment is stated at cost. Major replacements, renewals and improvements are capitalized. Maintenance, repairs and replacements, which do not improve or extend the lives of assets, are charged to expense. Depreciation and amortization, including amortization of assets under capital leases, are computed using the straight-line method over estimated useful lives or lease terms, if shorter. Estimated useful lives range up to 20 years for buildings and up to 25 years for plant and equipment.

Refinery Maintenance Turnaround Costs - The costs of refinery unit shutdown and maintenance turnaround costs are included in other assets and amortized over the estimated period of benefit, generally one to three years, depending on the process unit.

Goodwill - Goodwill represents BHP's purchase price in excess of the fair values of net BHPPAR assets acquired in March 1989, after providing noncurrent deferred tax liabilities on the difference between the assets' fair values and their income tax basis. Goodwill was amortized on a straight-line, 20 year rate until the goodwill was determined to be without further value and was written off in May 1997 (see Note 5).

Income Taxes - Deferred tax assets and liabilities are recognized for future income tax effects of temporary differences between financial statement carrying amounts and the related income tax bases of assets and liabilities. Deferred income tax assets and liabilities measurements are based on enacted tax rates expected to apply when the temporary differences are expected to be settled. The effect of tax rate changes on deferred tax assets and liabilities is recognized when rate changes are enacted.

Income taxes are computed and recorded as if each company were filing separate tax returns, although BHPPAR and BHPPSP are included in different federal and state consolidated income tax returns which include other BHP companies in the affiliated groups. Current income tax liabilities or refunds are settled with BHP through intercompany accounts.

Environmental Expenditures - Environmental expenditures for current operations are expensed or capitalized, as appropriate. Expenditures are capitalized if they extend the useful lives of assets, increase capacity, or mitigate or prevent environmental contamination. Expenditures are expensed if they are for existing conditions caused by past operations, and if the expenditures will not contribute to future revenue generation. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and when costs can be estimated reasonably. Such amounts are based on the estimated timing and extent of remedial actions required by regulatory agencies, experience gained from other sites where assessments and remediation have been completed, and the amount of the Company's estimated liability, considering proportional liability and financial abilities of other responsible parties. Adjustments to accrued liabilities are made as changes in conditions and estimated costs become known.

Pension Plans and Other Post-Employment Benefits - Pension costs are accounted for in conformity with Statements of Financial Accounting Standards No. 87 and
88. Funding is based on required contributions under the Employee Retirement Income Security Act of 1974. Other post-employment benefits, primarily medical insurance, are accounted for in conformity with Statement of Financial Accounting Standards No. 106.

3.  RECEIVABLES

The Company operates in a single industry, marketing refined petroleum products in a limited geographic area, primarily Hawaii and American Samoa. The markets are subject to economic and industry changes, including changes in market prices and sources of supply. Concentration of credit risk in trade receivables is limited by the numbers and variety of customers. In October 1997, BHP sold a Hawaii gas services subsidiary (the Gas Company) to an unrelated company. The Gas Company continues to purchase naphtha and propane (LPG) from the refinery. Receivables from the Gas Company amounted to $3,886 and $3,243 at May 31, 1997 and 1996, respectively.

BHPPSP operates the government-owned fuel storage facilities and markets to a wide range of customers in American Samoa. The facilities management contract expired in 1997 and was awarded to a competitor. BHPPSP has contested the award, but there is no assurance that the company will be able to continue as the facilities operator and/or as a marketer in American Samoa. Transfer of operations to a competitor could increase the collection risk of receivables in that market. BHPPSP's receivables, net of allowance for doubtful accounts, amounted to $4,273 and $3,331 at May 31, 1997 and 1996, respectively.

The company performs on-going credit evaluations of its customers financial condition, and in some circumstances requires prepayment or letters of credit. The allowance for doubtful accounts is included in the combined balance sheets as a reduction of receivables. The allowance for doubtful accounts as of May 31, 1997, 1996 and 1995, was $698, $734 and $1,561, respectively.


4.  INVENTORIES

Inventories at May 31 consisted of:

                                                             1997           1996
                                                           --------       --------
     Crude oil and refined products                        $ 73,601       $ 42,107
     Merchandise and packaged petroleum products              1,243            896
     Materials and supplies                                   9,020          9,351
                                                           --------       --------

     Total inventories                                     $ 83,864       $ 52,354
                                                           ========       ========

At May 31, 1997 and 1996, crude oil and product inventories at LIFO cost amounting to $71.5 million and $41.0 million, respectively, were below current cost by approximately $7.0 million and $10.7 million, respectively.

5.  PROPERTY, PLANT AND EQUIPMENT, GOODWILL, AND RELATED WRITE-DOWNS

Principal assets include the oil refinery, its buildings and its property site on the island of Oahu. The Company owns pipelines connecting the refinery to an off-shore, single-point mooring, to a barge harbor near the refinery, and to Honolulu International Airport and Honolulu Harbor. Marketing facilities include product storage and distribution terminals on the islands of Maui and Hawaii, as well as retail gas stations.

In 1997 BHP developed a plan to sell the Company, engaged an investment advisor, completed an appraisal of assets, and began discussions with potential buyers. Management determined that net book value of refinery assets had been impaired based in part on the appraisal. The refinery property, plant and equipment were written down to estimated fair value in May 1997, based on an evaluation of these assets, related operating results, and in accordance with provisions of Statement of Financial Accounting Standards No. 121. The write-down, net of accumulated depreciation, amounted to $88.8 million ($54.2 million after a $34.6 million reduction in deferred income taxes), as summarized below. BHP reached an agreement in March 1998 to sell the Company, and as a result of the sale, the Company anticipates recognizing an estimated loss of approximately $120-125 million, in addition to the loss recognized in May 1997 (see Note 15). Substantially all of the loss is expected to be allocated to a further reduction in the fair value of the property, plant and equipment.

                                                                   1997             1996
                                                                ---------        ---------
     Land and buildings                                         $  70,451        $  67,708
     Plant and equipment, including capital leases                582,076          548,067
                                                                ---------        ---------
     Total before revaluation write-down                          652,527          615,775
     Accumulated depreciation and amortization                   (260,272)        (237,540)
                                                                ---------        ---------

     Property, plant and equipment, net before write-down         392,255          378,235
                                                                ---------        ---------
     Less write-down to estimated fair value:
         Land and buildings                                       (23,451)              --
         Plant and equipment                                     (325,634)              --
         Accumulated depreciation and amortization                260,272               --
                                                                ---------        ---------
              Net write-down to estimated fair value              (88,813)              --
                                                                ---------        ---------

     Property, plant and equipment, net                         $ 303,442        $ 378,235
                                                                =========        =========

In connection with management's determination that the carrying amount of refinery assets had become impaired, it was also determined that goodwill had no continuing value. Therefore, the remaining net goodwill of $30,351 ($51,636, net of accumulated amortization of $21,285) was also written off in May 1997. Annual goodwill amortization expense included in statements of operations was $2,580 for each of the three years ended May 31, 1997.

6.  LEASES

The company leases equipment and some properties under various lease agreements covering periods through 2024. Properties include the pipeline corridor from the refinery to Honolulu International Airport and Honolulu Harbor, as well as land underlying terminal facilities and most of the gas stations. The Company also uses product terminals owned by others, including deliveries at Honolulu Harbor, Honolulu International Airport, and all sales in American Samoa. Rent, through-put fees, and storage fees are paid for use of these facilities. Certain operating leases contain provisions for renegotiation or escalation of rents based on operating costs or usage. Rent expense for operating leases, including leases with terms of a month or less, was $13,330 in 1997, $13,125 in 1996 and $13,696 in 1995.

Capital leases are for tugs and barges used in transportation of petroleum products within Hawaii. Cost and accumulated amortization of capitalized leased assets at May 31 amounted to:

                                                            1997              1996
                                                         ----------        ----------
     Capitalized leases - cost                           $   15,023        $   12,204
     Accumulated amortization                                (5,123)           (5,965)
                                                         ----------        ----------

     Capitalized leases included in property - net       $    9,900        $    6,239
                                                         ==========        ==========

Minimum lease commitments under non-cancelable leases (excluding leases with terms of one year or less) at May 31, 1997 are summarized below:

     Fiscal                                                        Operating                  Capital
     Year                                                           Leases                     Leases
     -----                                                          ------                     ------
     1998                                                         $  12,186                  $  2,005
     1999                                                            10,763                     1,884
     2000                                                             9,394                     1,677
     2001                                                             9,441                     1,634
     2002                                                             8,221                     1,468
     Thereafter                                                      96,027                     6,659
                                                                  ---------                  --------
     Total minimum lease payments                                 $ 146,032                    15,327
                                                                  =========
     Less amount representing interest                                                         (4,911)
                                                                                             --------
     Present value of net minimum lease payments                                               10,416
     Less current portion                                                                      (1,055)
                                                                                             --------
     Noncurrent portion                                                                      $  9,361
                                                                                             ========

7.  ACCRUED LIABILITIES

Accrued current liabilities at May 31 included the following:

                                                            1997          1996
                                                           -------       -------
     Environmental costs                                   $ 3,950       $ 3,190
     Accrued employee compensation                          10,768         5,502
     Taxes, other than income taxes                          5,908         4,239
     Other accrued liabilities                                 156           282
                                                           -------       -------

     Total accrued liabilities, current                    $20,782       $13,213
                                                           =======       =======

8.  NOTES PAYABLE TO AFFILIATE

Noncurrent debt consists of two unsecured promissory notes totaling $145 million, payable to BHPPAR's parent company, BHP Hawaii Inc. The notes are payable 395 days from demand, and interest is payable at the monthly average short-term Applicable Federal Rate, as determined under Internal Revenue Code Sec. 1274(d). Interest rates ranged from 5.63% to 6.23% in 1997, 5.05% to 6.37% in 1996, and 5.56% to 7.43% in 1995. The rates for May 1997 and 1996 were 6.23%
and 5.76%, respectively. Interest is paid as accrued through settlement of inter-company accounts. Interest expense on the notes was $8,734 in 1997, $8,364 in 1996, and $9,415 in 1995.

9.   INCOME TAXES

The income tax provision (benefit) for the three years ended May 31, 1997, included:

                                                   1997              1996              1995
                                                ----------        ----------        ----------
     Current income tax provision               $    5,285        $    1,990        $   10,738
     Deferred tax benefit                          (35,410)             (516)           (6,065)
                                                ----------        ----------        ----------

     Total income tax provision (benefit)       $  (30,125)       $    1,474        $    4,673
                                                ==========        ==========        ==========

The deferred income tax benefit in 1997 includes the deferred tax effect of the fair value write-down of refinery property, plant and equipment.

The following table reconciles taxes on income at the normal 35% Federal income tax rate with the effective tax rate:

                                                                  1997               1996              1995
                                                               ----------         ----------        ----------
     Earnings (loss) before income taxes                       $ (110,703)        $      869        $    9,476
                                                               ----------         ----------        ----------

     Tax provision (benefit) at U.S. corporate tax rate       $  (38,746)        $      304        $    3,317
     Effect of:
         Write-off / amortization of goodwill                      11,526                903               900
         State income taxes, net of Federal tax effects            (3,027)               149               470
         Other                                                        122                118               (14)
                                                               ----------         ----------        ----------
     Income tax provision (benefit)                            $  (30,125)        $    1,474        $    4,673
                                                               ==========         ==========        ==========

     Effective combined income tax rate                              27.2%             169.6%             49.3%
                                                               ----------         ----------        ----------

The effective tax rates are significantly different than "normal" because of the amortization and write-off of goodwill related to BHP's 1989 acquisition of BHPPAR.

Deferred income tax liabilities and assets, resulting from timing differences, as of May 31, 1997 and 1996:

                                                                    1997             1996
                                                                 ----------       ----------
     Deferred Federal tax assets:
         Accrued vacation pay, incentive compensation            $      692       $    1,824
         Accrued retirement benefits                                  4,417            4,376
         Environmental provisions                                     7,236            7,862
         Other                                                          995              895
                                                                 ----------       ----------
              Total deferred tax assets                              13,340           14,957
                                                                 ----------       ----------
     Deferred Federal tax liabilities:
         Accelerated depreciation and other property items           39,410           71,844
         Refinery turn-around costs                                     976            2,011
         Other                                                          525              525
                                                                 ----------       ----------
              Total deferred tax liabilities                         40,911           74,380
                                                                 ----------       ----------

     Net Federal deferred tax liability                              27,571           59,423
     Net State deferred tax liability                                 3,088            6,591
                                                                 ----------       ----------

     Deferred income tax liability - net                         $   30,659       $   66,014
                                                                 ==========       ==========

10.  RETIREMENT PLANS

Employees are covered by a qualified noncontributory defined benefit pension plan. BHPPAR and BHPPSP participate with many other BHP affiliates in the BHP
(USA) Pension Plan, and the plan's actuary allocates assets and liabilities to the participating entities, as well as determining annual costs and recommended contributions. The plan's benefit formula is a final-pay formula. The plan funding policy is to fund a contribution of at least the minimum funding requirement, but no more than the maximum tax-deductible contribution.

The following plan information covers all the employees of the Company, as well as certain employees and retirees of affiliates which were merged into BHPPAR or disposed of during the three years ended May 31, 1997. Plan assets exceeded projected benefit obligations, with respect to BHPPAR and BHPPSP, at May 31, 1997 and 1996. The following tables present pension expense, funded status and major actuarial assumptions used to determine amounts.

Net Periodic Pension Cost                  1997             1996             1995
-------------------------                ---------        ---------        ---------
     Service cost                        $   1,550        $   1,530        $   1,330
     Interest cost                           1,660            1,470            1,420
     Actual return on plan assets           (4,920)          (3,000)          (2,600)
     Net amortization and deferral           3,061            1,521            1,381
                                         ---------        ---------        ---------

     Net periodic pension cost           $   1,351        $   1,521        $   1,531
                                         =========        =========        =========

Funded Status of Pension Plans as of May 31                             1997              1996
-------------------------------------------                           ----------        ----------
     Actuarial present value of accumulated benefit obligation:
         Vested                                                       $   14,380        $   13,670
                                                                      ----------        ----------
         Total                                                        $   17,610        $   16,490
                                                                      ----------        ----------

     Projected benefit obligation                                     $   24,420        $   22,060
     Plan assets at fair value                                            27,120            22,540
                                                                      ----------        ----------
     Plan assets in excess of projected benefit obligation                 2,700               480
     Unrecognized net gain                                                (4,800)           (2,590)
     Unrecognized prior service cost                                       1,002             1,093
                                                                      ----------        ----------

     Accrued net pension liability                                    $   (1,098)       $   (1,017)
                                                                      ==========        ==========

The accrued net pension liability is included in other liabilities (noncurrent) in the accompanying balance sheets.

Actuarial Assumptions                                                  1997         1996         1995
---------------------                                                  ----         ----         ----
     Discount rate                                                     7.75%        7.75%        8.00%
     Rate of increase in future compensation levels                    5.00         5.00         5.00
     Expected long-term rate of return on plan assets                  8.50         8.50         8.50

In addition to the defined benefit plan, the Company is a participating sponsor in a defined contribution plan. The BHP Retirement Savings Plan (RSP) is a deferred compensation plan which covers employees of the Company and other BHP entities in the U.S. The Company matches and contributes an amount equal to each employee's contribution up to 6 percent of the employee's salary and incentive compensation. Plan contributions charged to expense amounted to $1,421, $1,222 and $1,071 in 1997, 1996 and 1995, respectively.

Liabilities also are accrued for supplemental retirement benefits for executives. The unfunded liabilities and expense are actuarially determined. Payments are made for vested benefits after retirement.

11.  OTHER RETIREMENT BENEFITS

Certain medical and life insurance benefits are provided for qualified retirees and their qualified dependents. Employees who retire at ages 55-61 with at least 15 years of continuous service, or who retire at age 62, or later, with at least 10 years of continuous service, become eligible for these benefits. The health care plan is contributory with retiree contributions adjusted periodically. The life insurance plan is noncontributory. Plan expense and liabilities are accrued as actuarially determined and funded on a pay-as-you-go basis. The following tables present the composition of post-retirement benefit expense and the accumulated post-retirement benefit obligation.

Components of Net Periodic Post-Retirement Benefit Cost                1997         1996         1995
-------------------------------------------------------               -----        -----        -----
     Service cost                                                      $ 83        $ 100        $ 108
     Interest cost on accumulated benefit obligation                    424          528          601
     Amortization of unrecognized net transition asset                  (48)         (48)         (48)
     Amortization of unrecognized (gain) loss                           (78)          -             8
                                                                      -----        -----        -----

     Net periodic post-retirement benefit cost                        $ 381        $ 580        $ 669
                                                                      =====        =====        =====

Accrued Post-Retirement Benefit Obligation as of May 31                            1997         1996
-------------------------------------------------------                          -------      -------
     Retirees and beneficiaries                                                  $ 4,553      $ 4,742
     Active participants eligible to retire                                          282          264
     Other active participants                                                       873          733
                                                                                 -------      -------
     Total post-retirement benefit obligation                                      5,708        5,739
     Unrecognized transition asset                                                   728          776
     Unrecognized gain                                                             1,441        1,614
                                                                                 -------      -------

     Accrued post-retirement benefit obligation                                  $ 7,877      $ 8,129
                                                                                 =======      =======

The accrued obligation is included in other liabilities (noncurrent) in the accompanying balance sheets. Amounts to be paid during the next twelve months are included in current liabilities.

The weighted average rate of increase in the per capita cost of covered health care benefits was assumed to be 8% for 1997, decreasing by 1/2% per year to 5.5% in 2002 and thereafter. A 1% increase in the health care cost trend rate would increase the accumulated post-retirement benefit obligation by $149 at May 31, 1997, and the net periodic service and interest cost by $13 for the year. Actuarial assumptions used to measure the accrued post-retirement obligation at May 31, 1997, 1996 and 1995 included a discount rate of 7.75% and a compensation rate increase of 6%.

12.  RELATED PARTY BALANCES AND TRANSACTIONS

The Company enters into transactions with BHP-affiliated companies primarily for petroleum operations and general financing activities. Crude oil is purchased through BHP Petroleum affiliates in the U.S., Australia and Singapore. Crude oil transportation costs are either included in the purchase price or paid to an affiliated BHP Transport company. Export products are sold through BHP Petroleum affiliates. Amounts due to and from BHP-affiliated companies as of May 31 were:

                                                                                 1997         1996
                                                                                --------    ---------
Due from affiliates:
     Current - trade receivables                                                $  9,906    $  10,742
     Current - other                                                              22,115       22,369
Due to affiliates:
     Current - trade payables                                                     29,933        4,587
Noncurrent notes payable, interest at variable rate                              145,000      145,000

Transactions with BHP-affiliated companies for the three years ended May 31, 1997 were:

                                                                      1997         1996         1995
                                                                  ---------     --------     --------
Revenues:
     Sales and other revenue                                      $ 111,258     $ 72,992     $ 79,908
Operating  Costs and Expenses:
     Petroleum purchases, including freight                         614,076      584,714      575,175
     Guarantee fees, included in operating costs                        617        1,539        1,213
     Interest on noncurrent promissory notes                          8,734        8,364        9,415
     Securitization fees, included in interest                            -            -        1,287

Sales of refined products to BHP affiliates are negotiated with reference to current published market prices. Sales include export cargoes marketed primarily in Asia. Also, naphtha and LPG are sold to a Hawaii gas utility affiliate (the Gas Company) under term contracts. BHP sold the Gas Company to an unrelated company effective October 31, 1997 (see Note 15).

Domestic (Alaskan North Slope) crude oil is purchased from a BHP Petroleum affiliate at their cost, net of their price hedging transactions. BHPPAR also imports crude oil, primarily from Australia and Asia, under term agreements with BHP Petroleum affiliates, and purchase prices are determined by a formula using current published market prices.

13.  FUTURES CONTRACTS

BHPPAR has a term agreement with a third-party customer for the sale of physical product in exchange for futures contracts (plus a cash location/quality differential), which are settled through a BHP Petroleum affiliate. The futures contracts are sold ratably over each month, and proceeds from selling the futures contracts at current market prices (plus the cash differential) determine the sales value of product delivered during the month. Futures contracts at May 31,1997 and 1996, are summarized below (amounts in 000's):

                                                        1997               1996
                                                     ----------         ----------
     Contract barrels                                       240                250
     Contract amounts                                $    5,645         $    5,597
     Unrealized gains (losses)                       $      (19)        $     (257)
     Maturity dates                                   June 1997          June 1996

14.  COMMITMENTS AND CONTINGENCIES

The Company is party to litigation and claims in the normal course of business. The outcome of individual matters is not predictable. However, management believes that the ultimate resolution of all of these matters, after considering insurance coverages, is not likely to have a material adverse effect on the Company's combined financial statements.

Environmental

The Company's operations are subject to various Federal and state environmental laws and regulations. The Company has received notices of violation or potential liability from the U.S. Environmental Protection Agency (EPA), the State of Hawaii Department of Health (HDOH) and private parties relating to various environmental matters associated with the Company's ownership and/or operations of its assets. Generally, the timing of liability accruals corresponds with the completion of remedial investigations or feasibility studies, and are adjusted as necessary. Although the amount of future environmental expenditures cannot be determined with certainty, Company management believe that compliance with present laws will not have a material adverse effect on its financial statements. Environmental provisions as of May 31 were as follows:

                                                               1997               1996
                                                           ------------       ------------
        Accrued liabilities - current                      $      3,950       $      3,190
        Other liabilities - noncurrent                           16,724             19,785
                                                           ------------       ------------

        Total                                              $     20,674       $     22,975
                                                           ============       ============

Total environmental expense, including provisions, charged to cost of sales and operating expense, amounted to $4,936, $7,198 and $9,003 in 1997, 1996, and 1995, respectively.

Refinery - Based on an inspection conducted by a U.S. EPA consultant, the EPA issued a Notice of Violation (NOV) in June 1997 against BHP Hawaii and BHPPAR pursuant to Section 311 of the Clean Water Act (CWA). The NOV alleged violations of the Spill Prevention, Control and Countermeasures (SPCC) regulations of the CWA. The Company has submitted information in response to EPA requests. The EPA has subsequently dropped its allegations relating to the oil releases and the parties remain engaged in settlement discussions over issues relating to the refinery's SPCC plan.

In 1993, BHPPAR settled an administrative complaint filed by the EPA in May 1991. The complaint alleged various Resource Conservation and Recovery Act
(RCRA) violations at the refinery involving surface impoundment closure and groundwater monitoring requirements. The settlement, embodied in a Consent Agreement/Final Order (dated July 1993) required BHPPAR to pay a fine (which was satisfied); conduct certain groundwater monitoring tasks and closure of the surface impoundments (which have been done and for which final EPA approval was received in January 1996); complete a supplemental environmental project (which has been done); and investigate and, if required, implement Corrective Action under RCRA in and about the refinery site (which is in progress). A report of the investigation results, dated March 1997, was submitted to the EPA. The majority of the costs related to the closure plans have been expended. At May 31, 1997, $1.9 million remained in other liabilities to provide for estimated post-closure monitoring costs over a 30 year period.

Under authority of the Emergency Planning and Community Right-to-Know Act (EPCRA), the EPA issued a Request for Information relating to past releases of reportable quantities of regulated EPCRA substances and oil. Pertinent data and documentation were transmitted to the EPA. A Notice of Violation (NOV) was issued in June 1997 against BHP Hawaii and BHPPAR, alleging eight violations. The Company has submitted further information in response. The matter remains subject to EPA review. No penalty amounts have been assessed to date.

Under a permit application and required compliance certification submitted by BHPPAR pursuant to Title V of the Clean Air Act (CAA), BHPPAR noted several regulatory requirements that were not being met at the time of submission, and included a schedule for addressing or correcting these in accordance with application regulations. BHPPAR has implemented corrective measures to address the foregoing items in accordance with its proposed compliance schedule. Under authority of the CAA, the EPA asked for additional information relating to such past non-compliance matters. BHPPAR provided the information and documents requested. In 1996 the EPA issued a Finding of Violation (FOV) against BHP Hawaii and BHPPAR. The parties have engaged in settlement negotiations and no penalty amount has been assessed. It is not anticipated that any penalty imposed or settlement concluded will have a material adverse effect on the Company's financial condition.

Honolulu Harbor - Properties adjacent to Honolulu Harbor have been impacted by the conduct of a variety of industrial activities since the beginning of this century. The HDOH, under the authority of the Hawaii Environmental Response Law, requested information from various owners and operators in the area surrounding the harbor to determine the extent of hydrocarbon contamination. A group of owners and operators, including BHP Hawaii Inc., on behalf of the Company, have entered into a voluntary agreement with the HDOH to undertake an initial phase of environmental site investigation in exchange for certain commitments from the HDOH, including the notification of additional potentially responsible parties to participate in this activity. A provision of $600 was accrued for the estimated costs of this initial phase. An additional $2.8 million was accrued to perform hydrogeological studies and groundwater monitoring in the vicinity of Pier 29 which was formerly leased and operated by the Company.

Honolulu International Airport - As a result of environmental site assessments commissioned by the State of Hawaii Department of Transportation (HDOT) in conjunction with the proposed development of properties in the vicinity of the airport, the HDOT requested that costs be shared among certain facility owners and operators to remedy an alleged hydrocarbon condition in the area. At the time of the site assessment, BHPPAR operated certain aboveground fuel tanks located near the development area. The HDOT subsequently deferred its development plans indefinitely. BHPPAR sold its interests in the fuel tank facilities and underlying real property to an adjacent tank farm operator which continues to operate the facilities. To date no claims or demands have been made against BHPPAR. The Company has accrued $1.6 million for estimated hydrocarbon recovery and clean-up costs.

Gas Express Retail Gas Stations - The Company has sixteen stations which have been subject to known petroleum product releases. Of these, eight have received "no further action" determinations from the HDOH, and one has a "no further action" request pending. Of the remaining stations, one site has been scheduled for demolition and the reconstruction of a new gas station facility. Contaminated soil is to be removed at the time of demolition. Another station has been completely reconstructed and a request for "no further action" status is in the process of being submitted. Five remaining stations are currently still being investigated and/or remediated in accordance with regulatory requirements. The Company is responsible to assure proper closure of the underground storage tank systems in compliance with regulatory requirements when each of its stations is eventually taken out of service. As closures occur, the Company incurs costs for the excavation of soils, the removal and disposal of tanks, environmental site assessments and media remediation, if necessary, as well as costs to buy-out unexpired lease commitments and write-off any unamortized improvements. The Company has prepared cost estimates for the closure of each site. As of May 31, 1997, total closure costs were estimated to be $14.3 million, of which $7.7 million has been provided for. Of this amount, $2.7 million was provided for stations with known or suspected product leakage. The remainder of the estimated closure costs are being accrued over the remaining terms of stations' respective leases.

Capital Expenditure Commitments

The Company had capital projects in progress at May 31, 1997, which were expected to require an additional $11.6 million to complete.

15.  SUBSEQUENT EVENTS

Sale of Company to Tesoro Petroleum Corporation - March 1998

On March 18, 1998, the Company's stockholders entered into a stock sale agreement with Tesoro Petroleum Corporation (Tesoro), whereby Tesoro will purchase all of the outstanding common stock of BHPPAR and BHPPSP. The sale is expected to close by the end of May 1998, subject to regulatory review and other customary conditions. The price to be paid at closing amounts to $275 million in cash (including a $5 million escrow deposit). After closing, the cash price will be increased by the amount that net working capital sold exceeds $100 million, or reduced by the amount that net working capital is less than $100 million. In addition, Tesoro will issue an unsecured, non-interest bearing, promissory note for $50 million payable in five equal annual installments of $10 million each, beginning in 2009. The note will provide for earlier payment, depending on earnings performance of the acquired assets.

The parties will execute a separate environmental agreement at closing, whereby the selling stockholders will indemnify Tesoro and the Company for environmental costs arising out of conditions which exist at, or existed prior to, closing subject to a maximum limit of $9.5 million. The environmental indemnity will survive for a ten-year period. Certain environmental liabilities of the Companies will be retained by BHP and are not subject to the $9.5 million indemnity.

As a result of the sale, the Company anticipates recognizing an estimated loss of approximately $120-125 million. This estimated loss will increase or decrease based on results of operations and changes in noncurrent assets and liabilities through the closing date. Substantially all of the loss is expected to be allocated to a further reduction in the fair value of the property, plant and equipment.

Sale of the Gas Company - October 1997

An affiliated Hawaii company, Gasco, Inc. (the Gas Company), was sold effective October 31, 1997. The Gas Company provides public utility gas service and non-utility propane (LPG) to residential and commercial customers throughout Hawaii. The Gas Company continues to purchase naphtha, for the manufacture of synthetic natural gas, and liquified petroleum gas from BHPPAR under term contracts. Sales to the Gas Company are included in sales to affiliates in the accompanying statements of operations and in related-party information (see Note
12). Sales to the Gas Company amounted to $21.8 million in 1997, $21.4 million in 1996, and $ 21.3 million in 1995.